AMENDMENT NO. 2                   EXHIBIT 4.1.2

                           RECOVERY ENGINEERING, INC.
                                RIGHTS AGREEMENT


This Amendment No. 2, dated as of April 29, 1999, between Recovery Engineering, Inc., a Minnesota corporation (the "Company"), and Norwest Bank Minnesota, N.A. (the "Rights Agent") amends certain terms and provisions of the Rights Agreement (the "Rights Agreement"), dated as of January 30, 1996 between Recovery Engineering, Inc., a Delaware corporation to which the Company is a successor entity by merger, and the Rights Agent as follows (each capitalized term used herein but not defined herein shall have the same meaning assigned to such term as in the Rights Agreement):

1. Amendment No. 1 to the Rights Agreement dated as of February 3, 1998 is hereby rescinded in its entirety.

2. Section 1 of the Rights Agreement entitled "Certain Definitions" is hereby amended as follows:

      2.1 By deleting each reference to "20%" set forth in the definition of "Acquiring Person" contained in paragraph (a) thereof and in each case substituting therefore: "15%";

      2.2 By supplementing the definition of "Acquiring Person" set forth in paragraph (a) with the following subparagraph (iii):

            (iii) Notwithstanding the foregoing, at no time shall Brian F.
                  Sullivan, William F. Wanner, Jr., Goldman, Sachs & Co. or any of their respective Affiliates or Associates be deemed to be an "Acquiring Person" by reason of any such Person being the beneficial owner of 15% or more of the shares of Common Stock of the Company then outstanding unless (in addition to (i) any shares of Common Stock of the Company beneficially owned by such Person as of February 3, 1998, and (ii) any shares of Common Stock of the Company in respect of which such Person becomes the beneficial owner after February 3, 1998 as a result of any acquisition of securities directly from the Company by such Person) such Person is also then the beneficial owner of shares of Common Stock of the Company that represent 3% or more of the shares of Common Stock of the Company then outstanding;

      2.3 By deleting the definition of "Continuing Director" set forth in paragraph (g) of Section 1 in its entirety and substituting therefor the following definition:

            (g) "Director" shall mean any person who is a then-current member of the Board of Directors of the Company; and,

3. The Rights Agreement is hereby amended by deleting each and every reference to "Continuing Director" throughout the entirety of the Rights Agreement and substituting therefor the term "Director", whether appearing in singular or plural form.

4. All references in the Rights Agreement to "the Company" shall be deemed references to the Company as defined in this Amendment.

5. All terms and provisions of the Rights Agreement shall remain in full force and effect except to the extent specifically amended or modified by this Amendment No. 2.

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                                        RECOVERY ENGINEERING, INC.

ATTEST:                                 BY:
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NAME:                                   NAME:
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TITLE:                                  TITLE:
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                                        NORWEST BANK MINNESOTA N.A.

ATTEST:                                 BY:
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NAME:                                   NAME:
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TITLE:                                  TITLE:
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